UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2012

IDENIX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Hampshire Street Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

(617) 995-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 25, 2012, Idenix Pharmaceuticals, Inc. (the “Company”) and BMR-Rogers Street LLC (the “Landlord”), entered into a lease agreement (the “Lease Agreement”), pursuant to which the Company obtained the right to lease 46,418 square feet of office and laboratory space located at 320 Bent Street, Cambridge, Massachusetts (the “Leased Property”) beginning on or about April 1, 2013 (the “Commencement Date”) and ending on the date that is eighty-four (84) months after the actual Commencement Date, estimated to be on or about March 31, 2020 (the “Termination Date”). The square footage of the Leased Property includes 5,596 square feet of office space located on the premises (the “Additional Space”) that will become available to the Company on or prior to February 28, 2014. The Company has an option to extend the term of the Lease Agreement for an additional five years following the Termination Date.

The annual rent payable monthly by the Company is approximately $190,000 during the first year of the Lease Agreement and will increase to a monthly payment of approximately $217,000 once the Company takes possession of the Additional Space. The annual rent will increase by 3% every year following the first year. The Company has also provided the Landlord a security deposit in the form of a letter of credit in the amount of approximately $2.1 million, representing approximately nine months of the average monthly rent over the term of the Lease Agreement. The Company is required to pay certain operating expenses associated with the Leased Property as set forth in the Lease Agreement as well as all utilities supplied to the Leased Property.

Following the fourth anniversary of Commencement Date, the Landlord has the right to relocate the Company to another location owned by the Landlord that is substantially the same size, substantially the same layout and substantially the same quality of improvements and finishes as the Leased Property. The Company has the right to reject such relocation. If the Company rejects such relocation, the Landlord has the right to terminate the Lease Agreement.

Also on September 25, 2012, the Company and BMR-Hampshire LLC, as successor-in-interest to BHX. LLC, as trustee of 205 Broadway Realty Trust, entered into a termination agreement (the “Termination Agreement”) pursuant to which the Company’s current lease at 60 Hampshire Street, Cambridge, Massachusetts (the “Hampshire Facility”) will terminate thirty days after the Commencement Date of the Leased Property rather than on December 31, 2013, its original expiration date. All of the Company’s current operations in the United States are conducted at the Hampshire Facility. Once the Company occupies the Leased Property, it will no longer need access to the Hampshire Facility. The Company will not incur any early termination penalties as a result of entering into the Termination Agreement.

A copy of the Lease Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference. A copy of the Termination Agreement is attached as Exhibit 10.2 hereto and is incorporated herein by reference. The foregoing descriptions of the material terms of the Lease Agreement and the Termination Agreement do not purport to be complete and are qualified in their entirety by reference to such exhibit.

Item 1.02	Termination of a Material Definitive Agreement

The disclosure set forth under Item 1.01 Entry into a Material Definitive Agreement is incorporated in its entirety herewith.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are included in this report:

Exhibit No.	Description

10.1*	Lease Agreement, dated September 25, 2012, by and between the Registrant and BMR-Rogers Street LLC.

10.2	Termination Agreement, dated September 25, 2012, by and between the Registrant and BMR-Hampshire LLC, as successor-in-interest to BHX. LLC, as trustee of 205 Broadway Realty Trust

*	The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules and/or exhibits to this agreement to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.

Date: September 28, 2012	By:	/s/ Maria D. Stahl
Maria D. Stahl
Senior Vice President and General Counsel

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